EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned agree that the Schedule 13D with respect to the Common Stock, par value $0.001 per share, of Regado Biosciencs, Inc., dated as of September 3, 2013, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

DATED: September 3, 2013

BioDiscovery 3, FCPR

By:	/s/ Pierre-Michel Passy
Name:	Pierre-Michel Passy

Title:	President

Date:	August 30, 2013

Edmond de Rothschild Investment Partners

By:	/s/ Pierre-Michel Passy
Name:	Pierre-Michel Passy

Title:	President

Date:	August 30, 2013

Pierre-Michel Passy

By:	/s/ Pierre-Michel Passy

Date:	August 30, 2013

Raphaël Wisniewski

By:	/s/ Raphaël Wisniewski

Date:	August 30, 2013